Exhibit 2.7

                             STOCKHOLDER AGREEMENT
                             ---------------------

                  STOCKHOLDER AGREEMENT (this "Agreement"), dated September 29, 2004, by and among Cendant Corporation, a Delaware corporation ("Parent"), Robertson Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser") and Jeffrey G. Katz ("Stockholder").

                  WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of Series A Common Stock, par value $0.001 (the "Class A Common Stock" and, together with the class B common stock par value $0.001 ("Class B Common Stock") of Orbitz Inc., a Delaware corporation (the "Company"), the "Common Stock")), of the Company, set forth opposite the name of Stockholder on Schedule I hereto;

                  WHEREAS, Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A (the "Merger Agreement"), which provides, among other things, for the Purchaser to conduct tender offers for all of the issued and outstanding shares of the Class A Common Stock (the "Class A Offer") and all of the issued and outstanding shares of the Class B Common Stock (the "Class B Offer") and the merger of the Purchaser with and into the Company with the Company continuing as the surviving corporation (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

                  WHEREAS, simultaneously with the execution of this Agreement, each of American Airlines, Inc., Continental Airlines, Inc., Delta Air Lines, Inc., Northwest Airlines, Inc. and United Air Lines, Inc. ("United") (each, an "Other Stockholder") are entering into a Stockholder Agreement with Parent and Purchaser, dated as of the date hereof, in the forms attached hereto as Exhibits B(aa), B(co), B(dl), B(nw) and B(ua), as applicable (each such Stockholder Agreement, an "Other Stockholder Agreement"); and

                  WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                  SECTION 1. Representations and Warranties of the Stockholder. Stockholder hereby represents and warrants to Parent and the Purchaser as follows:

                       (a) Stockholder (i) is the record and beneficial owner of the shares of Common Stock (collectively with any shares of Common Stock which such Stockholder may acquire at any time in the future during the term of this Agreement are collectively referred to herein as the "Shares") set forth opposite Stockholder's name on Schedule I to this Agreement and (ii) neither holds nor has any beneficial ownership interest in any option (including any granted pursuant to a Company Option Plan), or warrant to acquire shares of Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Common Stock.

                       (b) Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                       (c) This Agreement has been validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                       (d) Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder's assets are bound. The consummation by Stockholder of the transactions contemplated hereby will not (i) violate any provision of any judgment, order, decree applicable to Stockholder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to Stockholder other than (x) as required under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement.

                       (e) The Shares and the certificates, if any, representing the Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offers, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a shareholder in respect of such Shares (collectively, "Encumbrances"), except for (i) any such Encumbrances arising hereunder (in connection therewith any restrictions on transfer or any other Encumbrances have been waived by appropriate consent), (ii) any rights, agreements, understandings or arrangements which represent a financial interest in cash received upon sale of the Shares and (iii) Encumbrances imposed by federal or state securities laws (collectively, "Permitted Encumbrances").

                  SECTION 2. Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby, jointly and severally, represents and warrants to Stockholder as follows:

                       (a) Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement , each Other Stockholder Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, each Other Stockholder Agreement and the Merger Agreement.

                       (b) This Agreement, each Other Stockholder Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and the Purchaser, and constitute the valid and binding obligations of each of Parent and the Purchaser, enforceable against each of them in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                       (c) Neither the execution and delivery of this Agreement, the Merger Agreement or any Other Stockholder Agreement by each of Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby or thereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Purchaser is a party or by which either Parent or Purchaser or their respective assets are bound. The consummation by Parent and Purchaser of the transactions contemplated by this Agreement, the Merger Agreement and any Other Stockholder Agreement will not (i) violate any provision of any judgment, order or decree applicable to Parent or Purchaser or (ii) require any consent, approval or notice under any statute, law, rule or regulation applicable to either Parent or Purchaser, other than (x) filings under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Purchaser of any of their obligations under this Agreement, each Other Stockholder Agreement and the Merger Agreement.

                 SECTION 3. Tender of the Shares.

                       (a) Stockholder hereby agrees that it shall irrevocably tender (and deliver any certificates evidencing) its Shares, or cause its Shares to be irrevocably tendered, into the Class A Offer promptly following, and in any event no later than the first business day following, the commencement of the Class A Offer pursuant to Section 1.1 of the Merger Agreement (the "Offer Documents") in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances); provided that Parent and Purchaser agree that Stockholder may withdraw its Shares from the Class A Offer at any time following the termination of this Agreement or as otherwise provided pursuant to Section 9 hereof.

                       (b) If the Offers are terminated or withdrawn by the Purchaser, or the Merger Agreement is terminated prior to the purchase of Shares in the Offers, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent, including the Paying Agent, acting on behalf of Parent and Purchaser, to return all tendered Shares to the registered holders of the Shares tendered in the Offers.

                 SECTION 4. [INTENTIONALLY LEFT BLANK]

                 SECTION 5. Transfer of the Shares; Other Actions.

                       (a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 or Section 6) or in the Merger Agreement, Stockholder shall not, and shall cause each of its subsidiaries not to: (i) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing.

                       (b) Upon receipt of payment in full for all of its Shares, Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholders of Company), including but not limited to rights arising out of a such Stockholder's ownership of Shares prior to the transfer of such Shares to Purchaser or Parent pursuant to the Class A Offer or pursuant to the Merger Agreement, shall be transferred to Purchaser and Parent upon the transfer to Purchaser or Parent of such Stockholder's Shares.

SECTION 6.        Grant of Irrevocable Proxy; Appointment of Proxy.

                       (a) Without in any way limiting Stockholder's right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the stockholders of the Company on behalf of such Stockholder, to include such Shares in any computation for purposes of establishing a quorum at any meeting of stockholders of the Company, and to vote all Shares beneficially owned or controlled by such Stockholder (the "Vote Shares"), or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer or merger, in which stockholders of the Company would receive cash consideration per share of Common Stock equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger and otherwise on the same terms as the Offers and the Merger and/or (ii) against any action or agreement which would in any material respect impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company or all or substantially all of the assets thereof.

                       (b) Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

                       (c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 9, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees that it shall vote its Shares in accordance with Section 6(a) above as instructed by Parent in writing. The parties agree that the foregoing shall be a voting agreement created under
Section 218 of the DGCL.

                  SECTION 7. Acquisition Proposals; Non-Solicitation.

                       (a) Acquisition Proposals

                            (i) Stockholder will notify Parent and the Purchaser immediately if any Acquisition Proposals are received by, or, in connection with any Acquisition Proposal, any information is requested from or any negotiations or discussions are sought to be initiated or continued with, Stockholder or Stockholder's officers, directors, employees, investment bankers, attorneys, accountants or other agents, if any, which notice shall include the identity of the Person making such information request or Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or information request. Stockholder agrees that it will immediately cease and terminate any of its existing activities, discussions, negotiations or communications with any parties with respect to any Acquisition Proposal.

                       (b)      Non-Solicitation.

                            (i) Stockholder shall not and shall not authorize or permit its representatives to directly or indirectly (i) initiate, solicit encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company or otherwise, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. It is understood that this Section 8 limits the rights of Stockholder only to the extent that Stockholder is acting in Stockholder's capacity as a stockholder of the Company. Nothing herein shall be construed as preventing Stockholder, as an officer or director of the Company, from fulfilling the obligations of such office (including, subject to the limitations contained in Sections
          5.2 and 5.3 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).

                  SECTION 8. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties' obligations under this Agreement, including without limitation to vest in Parent the power to vote the Shares to the extent contemplated by Section 6.

                  SECTION 9. Termination.

                       (a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon termination of the Merger Agreement.

                       (b) Sections 10 and 12(e) shall survive the termination of this Agreement.

                  SECTION 10. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  SECTION 11. Public Announcements. Stockholder (in his capacity as a stockholder of the Company and/or signatory to this Agreement) shall not make any public announcement regarding this Agreement and the transactions contemplated hereby, without the prior written consent of Parent.

                  SECTION 12. Miscellaneous.

                       (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Stockholder, to:

                           Jeffrey G. Katz
                           c/o Orbitz, Inc.
                           200 S. Wacker Drive, Suite 1900
                           Chicago, IL 60606
                           Attention:  Gary R. Doernhoefer, Esq.
                           Telephone:  (312) 894-4755
                           Facsimile:  (312) 894-4857

                           with copies to:

                           Vedder, Price, Kaufman & Kammholz, P.C.
                           222 North LaSalle, Suite 2600
                           Chicago, IL 60601
                           Attention:  Robert F. Simon, Esq.
                           Telephone:  312-609-7550
                           Facsimile:  312-609-5005

                           with a copy to:

                           Orbitz, Inc.
                           200 S. Wacker Drive, Suite 1900
                           Chicago, IL 60606
                           Attention:  Gary R. Doernhoefer, Esq.
                           Telephone:  (312) 894-4755
                           Facsimile:  (312) 894-4857

                           with copies to:

                           Latham & Watkins LLP
                           Sears Tower, Suite 5800
                           233 S. Wacker Drive
                           Chicago, IL 60606
                           Attention:  Mark D. Gerstein, Esq.
                           Telephone:  (312) 876-7666
                           Facsimile:  (312) 993-9767


                  If to Parent or the Purchaser, to:

                           Cendant Corporation

                           9 West 57th Street
                           New York, NY 10019
                           Telephone: (212) 413-1836
                           Facsimile: (212) 413-1922
                           Attention: Eric Bock, Esq.

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Telephone:       (212) 735-3000
                           Facsimile:       (212) 735-2000
                           Attention:       David Fox, Esq.

                       (b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                       (c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

                       (d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein or entered into by the parties in connection with the Merger or this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

                       (e) Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court thereof, for any litigation arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby, to the extent the Court of Chancery has jurisdiction over the claims alleged in such litigation, or, if the Court of Chancery does not have jurisdiction over the claims alleged in such litigation, the courts of the State of Delaware and of the United States of America located in the State of Delaware, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such litigation except in such courts, (ii) waives any objection to the laying of venue of any such litigation in such Delaware courts and (iii) agrees not to plead or claim in any Delaware court that such litigation brought therein has been brought in an inconvenient forum. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                       (f) Waiver of Jury Trial. EACH PARTY IS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS,
(B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(f).

                       (g) Assignment. Prior to the earlier to occur of (i) the termination of the Merger Agreement or (ii) the consummation of the Merger, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (other than in the case of a merger or consolidation where the successor assumes the obligations hereunder) without the prior written consent of the other parties except that Parent and the Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an "Assignee"); provided that no such assignment shall relieve Parent or Purchaser of any of their respective obligations under this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                       (h) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

                       (i) Specific Performance. It is recognized and expressly agreed by the parties hereto that monetary damages would be inadequate to compensate for breach of this Agreement and that rights which are subject to this Agreement are unique and are of such a nature as to be inherently difficult or impossible to value monetarily. Accordingly, notwithstanding any other provision of this Agreement, the Merger Agreement or the Other Stockholder Agreements, the parties agree that any violation or alleged violation of this Agreement shall cause irreparable injury, and that, in addition to any other remedy available under this Agreement, the parties hereto shall be entitled immediately to obtain injunctive relief, preliminary or otherwise, to enjoin such breach or the continuation of any such breach, without the necessity of proving actual damages, and the terms of this Agreement shall be enforceable in court by a decree of specific performance. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedies that the parties hereto may have hereunder. To the extent permitted by applicable law, each party waives any objection to the imposition of such decree of specific performance or any requirement for a posting of a bond.

                       (j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

                       (k) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

                       (l) FIRPTA Certificates. Prior to the purchase of Shares pursuant to Section 3 hereof, Stockholder shall provide to Parent, Purchaser or the Paying Agent (as defined in the Merger Agreement), as the case may be, a certificate of non-foreign status as provided in Treasury Regulation Section 1.1445-2(b) (the "FIRPTA Certificate"). If a Stockholder fails to deliver the FIRPTA Certificate, Parent, Purchaser or the Paying Agent, as the case may be, shall be entitled to withhold the amount required to be withheld pursuant to Section 1445 of the Code from amounts otherwise payable to Stockholder pursuant to the Merger Agreement or this Agreement.

                       (m) No Recourse. Purchaser and Parent agree that Stockholder (in his capacity as a stockholder of the Company) will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company's breach of the Merger Agreement.

                  IN WITNESS WHEREOF, Parent, the Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                     CENDANT CORPORATION

                                          /s/Eric J. Bock
                                     By:  _____________________________
                                          Name:  Eric J. Bock
                                          Title: Executive Vice President,
                                                 Law and Corporate Secretary

                                     ROBERTSON ACQUISITION CORPORATION

                                          /s/Eric J. Bock
                                     By:  _____________________________
                                          Name:  Eric J. Bock
                                          Title: Executive Vice President,
                                                 Secretary and Director

                                     JEFFREY G. KATZ

                                         /s/Jeffrey G. Katz
                                     By: ______________________________
                                          Name:  Jeffrey G. Katz

                                  SCHEDULE I

                           Class A      Class B Common                       Total Shares
                           --------     ---------------                            +
Name and Address         Common Stock        Stock        Vested Options     Vested Options
----------------         ------------        -----        --------------     --------------
Jeffrey G. Katz           150,000                          1,481,249          1,631,249
















     TOTAL